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                                                                    EXHIBIT 10.2

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between CancerVax Corporation, a Delaware corporation (the "Company"), and David F. Hale ("Executive"), and shall be effective as of November 15, 2004 (the "Effective Date").

      WHEREAS, the Company and Executive desire to amend and restate that certain Employment Agreement dated as of October 23, 2000, between the Company and Executive, as amended by that certain First Amendment to Employment Agreement dated as of April 29, 2003, between the Company and Executive (as so amended, the "Original Agreement"), to provide Executive with enhanced severance benefits in the event of a qualifying termination of Executive's employment.

      NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

      1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

            (a)   Board. "Board" means the Board of Directors of the Company.

            (b) Bonus. "Bonus" means an amount equal to the average of the bonuses awarded to Executive for each of the three (3) fiscal years prior to the date of termination, or such lesser number of years as may be applicable if Executive has not been employed for three (3) full years on the date of termination. For purposes of determining Executive's "Bonus," to the extent Executive received no bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero
(0) as the applicable bonus) in determining Executive's "Bonus" for purposes of
Section 5. If any portion of the bonuses awarded to Executive consisted of securities or other property, the fair market value thereof shall be determined in good faith by the Board.

            (c)   Cause. "Cause" means any of the following:

                  (i) a willful act by Executive which constitutes fraud, embezzlement or dishonesty by Executive that has a material adverse impact on the Company or any successor or affiliate thereof;

                  (ii) a conviction of, or plea of "guilty" or "no contest" to, a felony by Executive;

                  (iii) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity;

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                  (iv)  Executive's gross negligence, insubordination or
material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

                  (v) Executive's ongoing willful and repeated failure or refusal to perform or neglect of Executive's duties as required by this Agreement, which failure, refusal or neglect continues for fifteen (15) days following Executive's receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; or

                  (vi) Executive's breach of any material provision of this Agreement;

provided, however, that no act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest; provided, further, that prior to the determination that "Cause" under this
Section 1(c) has occurred, the Company shall (w) provide to Executive in writing, in reasonable detail, the reasons for the determination that such "Cause" exists, (x) other than with respect to clause (v) above which specifies the applicable period of time for Executive to remedy his breach, afford Executive a reasonable opportunity to remedy any such breach, (y) provide the Executive an opportunity to be heard prior to the final decision to terminate the Executive's employment hereunder for such "Cause" and (z) make any decision that such "Cause" exists in good faith.

            The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss Executive for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

            (d) Change of Control. "Change of Control" means and includes each of the following:

                  (i) the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ("voting securities") of the Company that represent forty percent (40%) or more of the combined voting power of the Company's then outstanding voting securities, other than:

                        (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

                        (B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

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                        (C)   an acquisition of voting securities pursuant to a
      transaction described in clause (iii) below that would not be a Change of Control under clause (iii);

            Notwithstanding the foregoing, the following event shall not constitute an "acquisition" by any person or group for purposes of this Section 1(d): an acquisition of the Company's securities by the Company which causes the Company's voting securities beneficially owned by a person or group to represent forty percent (40%) or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of forty percent (40%) or more of the combined voting power of the Company's then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

                  (ii) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Section 1(d) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

                        (A) which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity") directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

                        (B) after which no person or group beneficially owns voting securities representing forty percent (40%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning forty percent (40%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

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                  (iv)  the Company's stockholders approve a liquidation or
dissolution of the Company.

            (e) Good Reason. "Good Reason" means the occurrence of any of the following events or conditions without Executive's written consent and the failure of the Company or any successor or affiliate to cure such event or condition within thirty (30) days after receipt of written notice from
Executive:

                  (i) a change in Executive's status, position or responsibilities (including reporting responsibilities) that, in Executive's reasonable judgment, represents a substantial reduction in the status, position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that, in Executive's reasonable judgment, are materially inconsistent with such status, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive's employment for Cause, as a result of his Permanent Disability or death, or by Executive other than for Good Reason;

                  (ii) a material reduction in Executive's annual base salary, except in connection with a general reduction in the compensation of the Company's or any successor's or affiliate's personnel with similar status and responsibilities;

                  (iii) the Company's or any successor's or affiliate's requiring Executive (without Executive's consent) to be based at any place outside a 50-mile radius of his place of employment as of the Effective Date, except for reasonably required travel on the Company's or any successor's or affiliate's business that is not materially greater than such travel requirements prior to the Effective Date;

                  (iv) the Company's or any successor's or affiliate's failure to provide Executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Effective Date;

                  (v) Executive has not received a contemporaneous increase in his total compensation (including benefits) which is commensurate with increases in total compensation (including benefits) received by a majority of other officers of the Company or any successor or affiliate;

                  (vi) Executive has earned, but not been paid, a bonus for any period under any management incentive compensation plan adopted by the Company, but a majority of other officers of the Company or any successor or affiliate have been paid bonuses for such period under such management incentive compensation plan;

                  (vii) any material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement; or

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                  (viii) any purported termination of Executive's employment or service relationship for Cause by the Company or any successor or affiliate that is not in accordance with the definition of Cause set forth in this Agreement.

            (f) Permanent Disability. Executive's "Permanent Disability" shall be deemed to have occurred if Executive shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Executive's Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have the Executive examined by a physician chosen by the Company at the Company's expense.

            (g) Stock Awards. "Stock Awards" means all stock options, restricted stock and such other awards granted pursuant to the Company's stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

      2. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive's employment hereunder shall be for a term (the "Employment Period") commencing on the Effective Date and ending on October 22, 2005, or such longer period as Executive and the Board shall otherwise mutually agree.

      3.    Services to Be Rendered.

            (a) Duties and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company. In the performance of such duties, Executive shall report directly to the Board and shall be subject to the direction of the Board. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive's primary place of work shall be the Company's facility in Carlsbad, California, or such other location within San Diego County as may be designated by the Board time to time. Executive shall also render services at such other places within or outside the United States as the Board may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

            (b) Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Subject to the terms of the Employee Confidentiality and Invention Assignment Agreement referred to in
Section 7(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards or the corporate boards on which Executive currently serves, or participating in industry associations, provided such activities do not interfere with his duties to the Company. Executive agrees that he will not join any additional corporate boards without the prior approval of the Board.

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            (c)   Support Services. Executive shall be entitled to all of the administrative, operational and facility support customary for a similarly-situated executive. This support shall include an executive assistant.

      4. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

            (a) Base Salary. The Company shall pay to Executive a base salary of $515,000 per year, payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly). Executive's base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board and as approved by the Board.

            (b) Bonus. Executive shall participate in the CancerVax Corporation Management Incentive Compensation Plan adopted by the Company or in such other bonus plan as the Board may approve for the senior executives of the Company.

            (c) Benefits. Executive shall be entitled to participate in benefits under the Company's benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. In addition, the Company will pay the annual premiums on Executive's disability insurance policies currently in effect from New York Life and Paul Revere and the $1 million whole life insurance policy from Connecticut Mutual Life Insurance Company (now Mass Mutual) naming Executive's trust as the beneficiary.

            (d) Expenses. The Company shall reimburse Executive for reasonable business entertainment expenses and any other out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to
(i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. In addition, the Company shall pay for the lease of an automobile for Executive's use in the performance of his services hereunder as determined by the Compensation Committee of the Board. The Company will reimburse Executive for reasonable gas and maintenance expenses incurred in the performance of his services hereunder. Executive agrees to provide documentation of these expenses as may be reasonably required.

            (e) Paid Time Off; Vacation. Executive shall be entitled to such periods of paid time off ("PTO") each year as provided under the Company's PTO policy and as otherwise provided for senior executive officers; provided that Executive shall be entitled to at least twenty (20) days paid vacation per year.

            (f) Equity Plans; Terms of Initial Option. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior

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executive officers, as distinguished from general management, of the Company.
Except as otherwise provided in this Agreement, Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. As set forth in the Original Agreement, the exercise period of the stock option granted to Executive on December 19, 2000, pursuant to the Company's 2000 Stock Incentive Plan shall continue for one (1) year following any termination of Executive's employment, regardless of the grounds for such termination.

            (g) Acceleration In Connection With a Change of Control. Subject to any additional acceleration of exercisability described in Sections 5(b), (c) and (d) below, in connection with a Change of Control (as defined in Section 1 above):

                  (i) The vesting and exercisability of fifty percent (50%) of Executive's outstanding Stock Awards shall be automatically accelerated on the date of such Change of Control.

                  (ii) If Executive's employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive's death or Permanent Disability, the vesting and/or exercisability of each of Executive's outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period.

                  (iii) With respect to Stock Awards granted prior to the Effective Date, if Executive's employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive's death or Permanent Disability, in each case within six (6) months following a Change of Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the date of termination.

                  (iv) With respect to Stock Awards granted on or after the Effective Date, if Executive's employment is terminated by the Company without Cause, by Executive for Good Reason, or as a result of Executive's death or Permanent Disability, in each case within six (6) months prior to or six (6) months following a Change of Control, the vesting and/or exercisability of any outstanding unvested portions of such Stock Awards shall be automatically accelerated on the later of (A) the date of termination or (B) the date of the Change of Control.

                  (v) If Executive is still employed by or providing services to the Company on the six (6) month anniversary of a Change of Control, the vesting and/or exercisability of all of Executive's outstanding unvested Stock Awards shall be automatically accelerated on such date.

                  (vi) The vesting pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 4(g) shall be cumulative. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

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      5.    Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 5:

            (a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, and that Executive's employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive's employment under this Agreement shall be terminated immediately on the death of Executive.

            (b) Termination by Death. If Executive's employment is terminated by death, Executive's estate shall be entitled to receive (i) Executive's fully earned but unpaid base salary, through the date of death at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of Executive's death,
(ii) Executive's annual base salary as in effect immediately prior to the date of death, payable over the twelve (12) month period commencing on the date of death in equal monthly installments, (iii) an amount equal to Executive's Bonus for the year in which Executive's death occurs, payable over the twelve (12) month period commencing on the date of death in equal monthly installments, (iv) for the period beginning on the date of death and ending on the date which is twelve (12) full months following the date of death (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall reimburse Executive's eligible dependents for the costs associated with continuation coverage for such eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (provided that Executive's dependents shall be solely responsible for all matters relating to such continuation of coverage pursuant to COBRA, including, without limitation, election of such coverage and his timely payment of premiums), and (v) life insurance benefits pursuant to any life insurance purchased by the Company for the benefit of Executive and the life insurance policy referred to in Section 4(c) above.

            (c) Termination for Permanent Disability. If Executive's employment is terminated by the Company for Permanent Disability, Executive shall be entitled to receive (i) Executive's fully earned but unpaid base salary, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due, (ii) Executive's annual base salary as in effect immediately prior to the date of termination, payable over the twelve (12) month period commencing on the date of termination in equal monthly installments, (iii) an amount equal to Executive's Bonus for the year in which the date of termination occurs, payable over the twelve (12) month period commencing on the date of termination in equal monthly installments, and (iv) for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), (A) reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's termination (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and

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his timely payment of premiums), and (B) pay for and provide Executive and such eligible dependents with life insurance benefits coverage to the extent such Executive and/or such dependents were receiving such benefits prior to the date of Executive's termination.

            (d)   Termination without Cause or for Good Reason.

                  (i) Termination Apart From Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason more than six (6) months prior to a Change of Control or more than twelve
(12) months following a Change of Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

                        (A) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;

                        (B) Executive shall be entitled to receive severance pay in an amount equal to the sum of:

                               (1) Executive's monthly base salary as in effect immediately prior to the date of termination for the twelve (12) month period following the date of termination, payable over the twelve (12) month period commencing on the date of termination in equal monthly installments, plus

                               (2) an amount equal to Executive's Bonus for the year in which the date of termination occurs, payable over the twelve (12) month period commencing on the date of termination in equal monthly installments;

                        (C) for the period beginning on the date of termination and ending on the date which is twelve (12) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), (1) reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's termination (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums), and (2) pay for and provide Executive and such eligible dependents with life insurance benefits coverage to the extent such Executive and/or such dependents were receiving such benefits prior to the date of Executive's termination; and

                        (D) Executive shall be entitled to executive-level outplacement services at the Company's expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company.

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                  (ii)  Termination In Connection With Change of Control. If
Executive's employment is terminated by the Company without Cause or by Executive for Good Reason within six (6) months prior to or twelve (12) months following a Change of Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below:

                        (A) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the date of termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;

                        (B) Executive shall be entitled to receive severance pay in an amount equal to the sum of:

                              (1) Executive's monthly base salary as in effect immediately prior to date of termination for the eighteen (18) month period following the date of termination, payable over the eighteen
            (18) month period commencing on the date of termination in equal monthly installments, plus

                              (2) an amount equal to Executive's Bonus for the year in which the date of termination occurs, payable over the eighteen (18) month period commencing on the date of termination in equal monthly installments;

                        (C) For the period beginning on the date of termination and ending on the date which is eighteen (18) full months following the date of termination (or, if earlier, the date on which the applicable continuation period under COBRA expires), (1) reimburse Executive for the costs associated with continuation coverage pursuant to COBRA for Executive and his eligible dependents who were covered under the Company's health plans as of the date of Executive's termination (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums), and (2) pay for and provide Executive and such eligible dependents with life insurance benefits coverage to the extent such dependents were receiving such benefits prior to the date of Executive's termination;

                        (D) Executive shall be entitled to executive-level outplacement services at the Company's expense, not to exceed $15,000. Such services shall be provided by a firm selected by Executive from a list compiled by the Company; and

                        (E)   The payments and benefits provided for in this
      Section 5(d)(ii) shall only be payable in the event Executive's employment is terminated by the Company without Cause or by Executive for Good Reason within six (6) months prior to or twelve (12) months following a Change of Control. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason prior to a Change of Control and such Change of Control is not consummated within six (6) months following such termination, then Executive shall receive the payments and benefits

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      described in Section 5(d)(i) and shall not be eligible to receive any of the payments and benefits described in this Section 5(d)(ii).

            (e) Termination for Cause, Voluntary Resignation Without Good Reason or Expiration of Employment Period. If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive's death or Permanent Disability), or if the Employment Period expires, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive's fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law. In addition, if Executive's employment is terminated by the Company for Cause or by Executive without Good Reason (other than as a result of Executive's death or Permanent Disability), or if the Employment Period expires, all vesting of Executive's unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

            (f) Release. As a condition to Executive's receipt of any post-termination benefits described in this Agreement, Executive shall execute a Release (the "Release") in a form reasonably acceptable to the Company. Such Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution, including any claims related to Executive's employment by the Company and his termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive's termination of employment.

            (g) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive's rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive's employment shall cease upon such termination. In the event of a termination of Executive's employment with the Company, Executive's sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

            (h) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5; provided, further, that, as provided in Sections 5(c) or (d), Executive's right to continued healthcare and life insurance benefits following his termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

            (i) Return of the Company's Property. If Executive's employment is terminated for any reason, or if the Employment Period expires, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective date of termination and to cease all activities on the Company's behalf. Upon the termination of his employment in any manner, as a condition to the Executive's receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(i) prior to the receipt of any post-termination benefits described in this Agreement.

            (j) Waiver of the Company's Liability. Executive recognizes that his employment is subject to termination with or without Cause for any reason and therefore Executive agrees that Executive shall hold the Company harmless from and against any and all liabilities, losses, damages, costs and expenses, including but not limited to, court costs and reasonable attorneys' fees, which Executive may incur as a result of the termination of Executive's employment. Executive further agrees that Executive shall bring no claim or cause of action against the Company for damages or injunctive relieve based on a wrongful termination of employment. Executive agrees that the sole liability of the Company to Executive upon termination of this Agreement shall be that determined by this Section 5. In the event this covenant is more restrictive than permitted by laws of the jurisdiction in which the Company seeks enforcement thereof, this covenant shall be limited to the extent permitted by law.

      6.    Certain Covenants.

            (a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive's employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company's business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive
(x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

            (b) Confidential Information. Executive and the Company have entered into the Company's standard employee confidentiality and invention assignment agreement (the "Employee Confidentiality and Invention Assignment Agreement"). Executive agrees to perform each and every obligation of Executive therein contained.

            (c) Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                  (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

                  (ii) Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

            (d) Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

            (e) Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            (f) Definitions. For purposes of this Section 6, the term "Company" means not only CancerVax Corporation, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with CancerVax Corporation.

      7. Insurance. The Company shall have the right to take out life, health, accident, "key-man" or other insurance covering Executive, in the name of the Company and at the Company's expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

      8. Arbitration. Except as provided in Section 6, any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in San Diego, California, in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall select one arbitrator and the two arbitrators so chosen will select a third arbitrator who shall act as the sole arbitrator of any dispute. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys' fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the sole arbitrator, and all other fees and costs, shall be borne by the Company.

      9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

      10.   Miscellaneous.

            (a) Modification; Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, including the Original Agreement, and may be modified only by a written instrument duly executed by each party.

            (b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

            (c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 5, 6, 8 and 10 of this Agreement shall survive any termination of Executive's employment.

            (d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

            (e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

            (f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

            (g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

            If to the Company or the Board:

            CancerVax Corporation
            2110 Rutherford Road
            Carlsbad, California 92008
            Attention: Legal Affairs Department

            If to Executive:

            David F. Hale
            Post Office Box 8925
            17079 Circa del Sur
            Rancho Santa Fe, California 92067

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

            (h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

            (i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 6 and 8, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

            (j) Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

            (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            (l) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

            (m) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

                            (Signature Page Follows)

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                               CANCERVAX CORPORATION

                               By: /s/ William R. LaRue
                                   ----------------------------
                                       William R. LaRue
                                       Senior Vice President and
                                       Chief Financial Officer

                               EXECUTIVE

                               /s/ David F. Hale
                               --------------------------------
                               David F. Hale